[LOGO]      Irwin Bank

PRESS RELEASE

FOR IMMEDIATE RELEASE
CONTACT:                                      SHELI L. FYOCK
                                              ASSISTANT VICE PRESIDENT/MARKETING
                                              PHONE:  724-978-2705
                                              EMAIL:  SFYOCK@IRWINBANK.COM
                                                      --------------------


           IRWIN BANK & TRUST COMPANY FILES ARTICLES OF AMENDMENT WITH
               PENNSYLVANIA DEPARTMENT OF BANKING FOR NAME CHANGE

IRWIN, PENNSYLVANIA, MARCH 16, 2007 (AMEX:IRW): Irwin Bank & Trust Company, a wholly owned subsidiary of IBT Bancorp, Inc. announces that it filed Articles of Amendment with the Pennsylvania Department of Banking on or about March 12, 2007. The purpose of said amendment is to change the name of Irwin Bank & Trust Company to Irwin Bank.

Mr. Urtin, President/CEO stated, "In 2006, Irwin Bank's Management Team took a long hard look at ourselves to determine if the way we see the Bank - and more importantly, the way customers see us - accurately portrays who we are, what we offer, and what makes us unique and a better choice for banking in our community. We also realized that we had to put forth more of an effort to better serve our customers if we intended to continue to grow and succeed. We realized we needed to evolve, just as the banking industry was evolving - to find new ways to deliver the best possible products and services to our customers. Realizing that we needed expert advice and counsel to set the benchmark for this "new" position and culture, Irwin Bank engaged a team of "branding" specialists to research our market, customer base, banking operations, and our needs for the future. After long and hard work, they provided a number of recommendations, including dropping "Trust Company" after the Irwin Bank name. Research findings showed us that majority of customers referred to us as "Irwin Bank" and not "Irwin Bank & Trust Company." With that in mind, we put together a new advertising campaign to get the "New" Brand out to the public. Although our name has changed, Irwin Bank's commitment to its customers has remained the same."

Irwin Bank (the "Bank") provides a full range of commercial and retail banking services. Irwin Bank was incorporated in 1922 under the laws of Pennsylvania as a commercial bank under the name "Irwin Savings & Trust Company." The Bank engages in a full service mortgage, commercial and consumer banking business, as well as trust and a variety of deposit services provided to its customers. The Bank operates through its main office, six branch offices, two loan centers, and a trust office as well as through three supermarket branches. The Bank's main office, full service branch offices, loan centers, trust office and supermarket branches are located in the Pennsylvania counties of Westmoreland and Allegheny. For more information please visit www.myirwinbank.com.

Statements contained in this news release which are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.


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                         309 MAIN STREET, IRWIN PA 15642
                                  724-978-4500
                               WWW.MYIRWINBANK.COM